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                                                                   EXHIBIT 10.54

                            [RECOGNITION LETTERHEAD]

January 12, 1994


Mr. Thomas D. Neitzel
Vice President
Recognition International Inc.
2701 East Grauwyler Road
Irving, TX 75061

Re:  Executive Benefit Programs

Dear Mr. Neitzel:

Reference is hereby made to the benefits to which you may become entitled under the Company's Executive Benefit Plan (as amended and restated as of December 1,
1984), those agreements under which you have been granted options, rights and awards pursuant to the Company's 1990 Corporate Incentive Plan and any other plan, arrangement or agreement with the Company (excluding any qualified pension, profit sharing or stock bonus plan) under which you may receive any payment or benefit in connection with a change of control of the Company or the termination of your employment with the company (herein, the "Benefit Agreements"). It is the intention of the Company that you should not suffer a reduction in your benefits by the application of the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, to carry out this intent, and notwithstanding any contrary provision in any of the Benefit Agreements, you and the Company hereby agree to modify the terms of the Benefit Agreements in the following respects, which amendment shall supersede any provisions of the Benefit Agreements to the contrary.

If any of the payments or the value of any benefits received or to be received by you in connection with your termination of employment that are contingent upon a change in control of the Company (whether payable pursuant to the terms of the Benefit Agreements or any other agreement, plan or arrangement) (i) constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and (ii) would result in all or a portion of such payments or the value of any benefits received or to be received being subject to excise tax under
Section 4999 of the Code, then such payments and/or benefits will be reviewed and to the extent necessary reduced to an amount that will result in your receipt, on an after-tax basis, of the greatest amount of payments and benefits in connection with your
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[RECOGNITION LOGO]

Mr. Thomas D. Neitzel
January 12, 1994
Page 2

termination of employment, notwithstanding that all or some portion of such payments or the value of such benefits received or to be received may be taxable under Section 4999 of the Code. In any event, you shall direct which payments are to be reduced, if any; provided however, that no change in the time of the payments shall be made without the consent of the Company.

For purposes of determining the amount that will result in the greatest net after-tax payments to you, you shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in effect in the calendar year in which your termination of employment occurs.

If the terms of this letter agreement are satisfactory to you, please sign the copy of this letter enclosed and return it to us. This agreement shall be binding upon the company, its successors and assigns.

Yours very truly,

RECOGNITION INTERNATIONAL INC.



By:    /s/ Thomas A. Loose
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    Thomas A. Loose, Senior Vice President

TAL/sh


The terms set forth herein to modify and supersede any provisions of Benefit
Agreements to the contrary are  accepted  and agreed, this    day of     , 199 .



     /s/ Thomas D. Neitzel
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Thomas D. Neitzel



     1-15-94
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Date